As filed with the United States Securities and Exchange Commission on June 4, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ODDITY Tech Ltd.

(Exact name of registrant as specified in its charter)

State of Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

ODDITY Tech Ltd.

8 HaHarash Street

Tel Aviv-Jaffa, 6761304, Israel

(Address of principal executive offices, including zip code)

ODDITY Tech Ltd. 2023 Incentive Award Plan

(Full Title of the Plan)

ODDITY Tech US Inc.
110 Greene Street
New York, NY 10012
(551) 751-7495

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joseph D. Zavaglia Jonathan J. Katz Cravath, Swaine & Moore LLP Two Manhattan West 375 Ninth Avenue New York, New York 10001 (212) 474-1000	Ran Hai Nir Dash Joshua Ravitz Itay Lavi Herzog Fox & Neeman 6 Yitzhak Sadeh St Tel Aviv 6777506, Israel Tel: (972) (3) 692 2020 Fax: (972) (3) 696 6464

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”). ☐

REGISTRATION OF ADDITIONAL SECURITIES PURSUANT TO GENERAL INSTRUCTION E

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed for the purpose of increasing the number of securities of the same class as other securities for which a registration statement of ODDITY Tech Ltd. (the “Registrant”) on Form S-8 relating to the same employee benefit plan is effective. The Registrant previously registered shares of its Class A ordinary shares, par value NIS 0.001 per share, for issuance under its 2023 Incentive Award Plan under a Registration Statement on Form S-8, filed with the Securities and Exchange Commission (the “Commission”) on September 29, 2023 (File No. 333-274796) (the “Previous Registration Statement”). Pursuant to General Instruction E to Form S-8, the Registrant hereby incorporates by reference herein the contents of the Previous Registration Statement, and hereby deems the contents of the Previous Registration Statement to be a part of this Registration Statement, in each case except as supplemented, amended or superseded by the information set forth below herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents previously filed with or furnished to the Commission by the Registrant are incorporated by reference herein and shall be deemed to be part hereof:

(a)	Registrant’s Annual Report on Form 20-F for the year ended December 31, 2025, filed with the Commission on March 17, 2026 (File No. 001-41745);
(b)	Registrant’s Report of Foreign Private Issuer on Form 6-K, furnished to the Commission on June 2, 2026 (File No. 001-41745); and
(c)	the description of the Registrant’s Class A ordinary shares contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on July 14, 2023 (File No. 001-41745), together with any amendment thereto filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act and certain Reports on Form 6-K furnished by the Registrant to the Commission (which indicate that they are incorporated herein by reference) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing or furnishing, as applicable, of such documents.

For purposes of this Registration Statement and the related prospectus, any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in a subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or replaces such statement. Any statement so modified or superseded shall not constitute a part of this Registration Statement or the related prospectus, except as so modified or superseded.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under the Israeli Companies Law, 5759-1999 (the “Companies Law”), a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability, in whole or in part, for damages as a result of a breach of duty of care, but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association include such a provision. An Israeli company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

An Israeli company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its articles of association:

•	a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria;

•	reasonable litigation expenses, including legal fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction;

•	reasonable litigation expenses, including legal fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent; and

•	expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law, 1968 (the “Israeli Securities Law”).

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of the duty of care to the company or to a third party, to the extent such breach arises out of the negligent conduct of the office holder;

•	a financial liability imposed on the office holder in favor of a third party;

•	a financial liability imposed on the office holder in favor of a third party harmed by a breach in an administrative proceeding; and

•	expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may not indemnify, exculpate or insure an office holder against any of the following:

•	a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a civil or criminal fine, monetary sanction or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors (and, with respect to directors and the Chief Executive Officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders does not require shareholder approval and may be approved by only the compensation committee if the engagement terms are determined in accordance with the company’s compensation policy, which was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations.

Our amended and restated articles of association allow us to exculpate, indemnify and insure our office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder. Our office holders are currently covered by a directors’ and officers’ liability insurance policy.

We have entered into agreements with certain of our directors and executive officers exculpating them in advance, to the fullest extent permitted by law, from liability to us for damages caused to us as a result of a breach of duty of care, and undertaking to indemnify them to the fullest extent permitted by law. This indemnification is limited to events determined as reasonably anticipated by the board of directors based on our activities, and to an amount determined by the board of directors as reasonable under the circumstances.

The maximum indemnification amount set forth in such agreements is limited to an amount equal to the higher of $25 million and 25% of our total shareholders’ equity as reflected in our most recent consolidated financial statements prior to the date on which the indemnity payment is made. The maximum amount set forth in such agreements is in addition to any amount paid (if paid) under insurance and/or by a third party pursuant to an indemnification arrangement.

In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

There is no pending litigation or proceeding against any of our office holders as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any office holder.

ITEM 8. EXHIBITS.

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Amended and Restated Articles of Association of Oddity Tech Ltd. (incorporated by reference to Exhibit 1.1 to the Form 20-F filed on March 6, 2024 (File no. 001-41745)).

5.1*	Opinion of Herzog Fox & Neeman, counsel to the Registrant, as to the validity of the Class A ordinary shares

23.1*	Consent of Kost, Forer, Gabbay and Kasierer, an independent registered public accounting firm

23.2*	Consent of Herzog Fox & Neeman (included in Exhibit 5.1)

24.1*	Power of Attorney (included in signature page to this Registration Statement)

107.1*	Calculation of Filing Fee Table

*Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel, on this fourth day of June, 2026.

ODDITY Tech Ltd.

By:	/s/ Oran Holtzman
Name:	Oran Holtzman
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Oran Holtzman and Lindsay Drucker Mann, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on June 4, 2026.

Name	Title

/s/ Oran Holtzman
Oran Holtzman	Chief Executive Officer, Director (Principal Executive Officer)

/s/ Lindsay Drucker Mann
Lindsay Drucker Mann	Global Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Shiran Holtzman-Erel
Shiran Holtzman-Erel	Director

/s/ Michael Farello
Michael Farello	Director

/s/ Lilach Payorski
Lilach Payorski	Director

/s/ Ohad Chereshniya
Ohad Chereshniya	Director

/s/ Yehoshua Nir
Yehoshua Nir	Director

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of ODDITY Tech Ltd., has signed this Registration Statement on June 4, 2026.

By:	/s/ Lindsay Drucker Mann
Name:	Lindsay Drucker Mann
Title:	Global Chief Financial Officer